AMENDMENT NO. 1

TO

LIMITED LIABILITY COMPANY AGREEMENT
OF
SANCHEZ PRODUCTION PARTNERS GP LLC

This Amendment No. 1 to Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Amendment”) of Sanchez Production Partners GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of May 8, 2015, by SP Holdings, LLC, a Delaware limited liability company (“Holdings”), as the sole Member of the Company.

RECITALS

WHEREAS, on March 2, 2015, Holdings entered into that certain Limited Liability Company Agreement of the Company (the “Original LLC Agreement”); and

WHEREAS, Holdings desires to amend the Original LLC Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings, as the sole Member of the Company, hereby enters into this Amendment in its entirety as follows:

1.Amendments.

a.Section 6.2(a)(iv) of the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

(iv)Any action required or permitted to be taken by the Board may be taken without a meeting if such action is evidenced in writing and signed by the Chairman of the Board and at least four (4) other members of the Board.

b.The Original LLC Agreement is hereby amended by deleting each of Section 6.2(d)(iii) and Section 6.2(d)(iv) therefrom.

2.Agreement in Effect.  Except as hereby amended, the Original LLC Agreement shall remain in full force and effect.

3.Applicable Law.   This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4.Severability.   Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

SP HOLDINGS, LLC

By:  SP Capital Holdings, LLC, its manager

By:/s/ Antonio R. Sanchez, III

Name:  Antonio R. Sanchez, III

Title:    Manager